February 22, 2024

Institutional Investment Strategy Fund

2261 Market Street, #5190

San Francisco, CA 94114

Re: Institutional Investment Strategy Fund (the “Fund”), File Nos. 333-271745 and 23874

Dear Trustees:

A legal opinion (the “Legal Opinion”) that we prepared was filed with the Registration Statement on Form N-2 for the Fund on January 4, 2024. We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 2 (the “Amendment”) to the Fund's Registration Statement on Form N-2 and consent to all references to us in the Amendment.

Very truly yours,

/s/

Thompson Hine LLP

PBS/JMS